                                                                   EXHIBIT 99.4

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Extended Stay America, Inc.
Ft. Lauderdale, Florida

  We have audited the accompanying balance sheets of Apartment/Inn, L.P. as of December 31, 1994 and 1995, and the related statements of operations and partners' deficit and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apartment/Inn, L.P. at December 31, 1994 and 1995 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
January 26, 1996

                              APARTMENT/INN, L.P.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1994        1995
                         ASSETS
Current assets:
  Cash and cash equivalents............................. $  379,272  $   73,407
  Accounts receivable:
    Trade, net of allowance for doubtful accounts of
     $10,933 in 1994 and $14,627 in 1995................     19,268      25,448
    Related parties.....................................     16,568      68,826
  Refundable property taxes.............................                 20,062
  Other current assets..................................      3,937       3,142
                                                         ----------  ----------
      Total current assets..............................    419,045     190,885
                                                         ----------  ----------
Property and equipment, net.............................  2,855,407   2,718,312
Other assets............................................     13,845       9,502
                                                         ----------  ----------
                                                         $3,288,297  $2,918,699
                                                         ==========  ==========
           LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable...................................... $   27,982  $   18,292
  Accrued salaries......................................      4,023       5,216
  Accrued interest......................................     26,800      26,800
  Other accrued expenses................................     28,552      17,272
  Current maturities of long-term debt..................    224,773     163,475
                                                         ----------  ----------
      Total current liabilities.........................    312,130     231,055
                                                         ----------  ----------
Long-term debt..........................................  3,230,201   3,022,197
                                                         ----------  ----------
  Total liabilities.....................................  3,542,331   3,253,252
                                                         ----------  ----------
Partners' deficit.......................................   (254,034)   (334,553)
                                                         ----------  ----------
                                                         $3,288,297  $2,918,699
                                                         ==========  ==========


    The accompanying notes are an integral part of the financial statements.

                              APARTMENT/INN, L.P.

                 STATEMENTS OF OPERATIONS AND PARTNERS' DEFICIT

                                                         FOR THE YEAR ENDED
                                                            DECEMBER 31,
                                                        ----------------------
                                                           1994        1995
Revenue:
  Room revenue......................................... $1,696,763  $1,820,680
  Other, net...........................................     77,735      76,909
                                                        ----------  ----------
    Total revenue......................................  1,774,498   1,897,589
                                                        ----------  ----------
Costs and expenses:
  Property operating expenses..........................    745,434     755,176
  Property management fees to partners.................    106,059     113,215
  Depreciation and amortization........................    202,568     173,936
                                                        ----------  ----------
    Total costs and expenses...........................  1,054,061   1,042,327
                                                        ----------  ----------
  Income from operations...............................    720,437     855,262
Interest expense.......................................    418,758     394,413
                                                        ----------  ----------
  Net income...........................................    301,679     460,849
Partners' deficit, beginning of year...................   (467,793)   (254,034)
  Distributions........................................    (87,920)   (541,368)
                                                        ----------  ----------
Partners' deficit, end of year......................... $ (254,034) $ (334,553)
                                                        ==========  ==========



    The accompanying notes are an integral part of the financial statements.

                              APARTMENT/INN, L.P.

                            STATEMENTS OF CASH FLOWS

                                                              FOR THE YEAR
                                                                  ENDED
                                                              DECEMBER 31,
                                                            ------------------
                                                              1994      1995
Cash flows from operating activities:
 Net income................................................ $301,679  $460,849
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation.............................................  163,775   169,593
  Amortization.............................................   38,793     4,343
  Change in:
   Accounts receivable.....................................   (4,433)  (58,438)
   Refundable property taxes...............................            (20,062)
   Other current assets....................................   10,755       795
   Accounts payable........................................   11,621    (9,690)
   Accrued expenses........................................   11,109   (11,280)
   Accrued salaries........................................       55     1,193
                                                            --------  --------
    Net cash provided by operating activities..............  533,354   537,303
                                                            --------  --------
Cash flows from investing activities:
 Purchase of property and equipment........................  (29,333)  (32,498)
                                                            --------  --------
    Net cash used in investing activities..................  (29,333)  (32,498)
                                                            --------  --------
Cash flows from financing activities:
 Principal payments on long-term debt...................... (130,778) (269,302)
 Payments of deferred loan costs...........................   (5,234)
 Distributions to partners.................................  (87,920) (541,368)
                                                            --------  --------
    Net cash used in financing activities.................. (223,932) (810,670)
                                                            --------  --------
Net increase (decrease) in cash............................  280,089  (305,865)
                                                            --------  --------
Cash at beginning of periods...............................   99,183   379,272
                                                            --------  --------
Cash at end of periods..................................... $379,272  $ 73,407
                                                            ========  ========
Supplemental cash flow disclosure, interest paid........... $418,758  $394,413
                                                            ========  ========


    The accompanying notes are an integral part of the financial statements.

                              APARTMENT/INN, L.P.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION

  Apartment/Inn, L.P. (the "Partnership") is a Georgia limited partnership that operates an extended stay facility (known as the "Apartment Inn") in Norcross, Georgia. On January 26, 1996, the Partnership's extended stay facility was acquired by Extended Stay America, Inc.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Pervasiveness of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents. Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments with maturities of three months or less when purchased. The carrying amount of cash and cash equivalents is the estimated fair value at December 31, 1995.

  Property and Equipment. Property and equipment is stated at cost.

  Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred; major renewals and improvements are capitalized. The gain or loss on the disposition of property and equipment is recorded in the year of disposition.

  The lives on the assets are as follows:

      Buildings and improvements....................................... 40 years
      Furniture, fixtures and equipment................................  7 years

  Deferred Loan Costs. The Partnership has incurred costs in obtaining financing. These costs have been deferred and are being amortized over the life of the respective loans using the effective yield method. Deferred loan costs are included in other assets.

  Income Taxes. Any income taxes related to income earned by the Partnership are paid by the partners.

  Revenue Recognition. Room revenue and other income are recognized when earned.

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31:

                                                             1994       1995
      Land............................................... $  635,639 $  635,639
      Building and improvements..........................  2,492,855  2,509,540
      Furniture and fixtures.............................    671,287    687,100
                                                          ---------- ----------
                                                           3,799,781  3,832,279
      Less accumulated depreciation......................    944,374  1,113,967
                                                          ---------- ----------
                                                          $2,855,407 $2,718,312
                                                          ========== ==========

                              APARTMENT/INN, L.P.

NOTE 4--LONG-TERM DEBT

Long-term debt consists of the following as of December
31:                                                         1994        1995
Mortgage loan, principal and interest payable $44,529
 monthly with a final balloon payment due June 1997,
 interest at 12%.......................................  $3,322,879  $3,137,376
Mortgage loan, principal and interest payable $6,000
 monthly through August 1996, interest at 18%..........     111,462      45,145
Other..................................................      20,633       3,151
                                                         ----------  ----------
                                                          3,454,974   3,185,672
Less current maturities................................    (224,773)   (163,475)
                                                         ----------  ----------
Long term debt, net of current maturities..............  $3,230,201  $3,022,197
                                                         ==========  ==========

  The mortgage loans are collateralized by substantially all of the Partnership's property and equipment. Aggregate maturities of long term debt are as follows: 1996--$163,475; 1997--$3,022,197.

  The Partnership believes that there is no material difference in the carrying amount and estimated fair value of the Partnership's long-term debt, since all of it matures on or prior to June 1997.

NOTE 5--RELATED PARTY TRANSACTIONS

  Management fees charged by and room revenue charged to a company controlled by a partner are as follows:

                                                              MANAGEMENT  ROOM
                                                                 FEES    REVENUE
      1994...................................................  $106,059  $   --
      1995...................................................   113,215  45,607

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